EXHIBIT 99.1

FOR IMMEDIATE RELEASE: June 5, 2006	PR06-17
CANYON RESOURCES ANNOUNCES $5.1 MILLION PRIVATE PLACEMENT
Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, today announced that it has closed a private placement with a group of institutional investors in the aggregate principal amount of $5.1 million with net proceeds to the Company of approximately $4.8 million.
The private placement consisted of the sale of 5.1 million shares of the Company’s Common Stock and 2.55 million Series A Warrants with an exercise price of $1.50 and a term of three years. The transaction was priced at $1.00 per share, representing a fifteen percent (15%) discount to the twenty (20) day volume weighted average of the closing price (VWAP) from May 2 to May 30. In connection with the financing, the Company will pay Kuhns Brothers, Inc., a brokerage firm headquartered in New York, a cash placement agent fee of $225,625 and 535,500 Series A Warrants. The broker warrants are not exercisable for a period of six months from the date of closing and have an exercise price of $1.50 and a term of three years. The Company must file a registration statement with the SEC within thirty days of the closing to register for resale the securities related to this transaction.
“We appreciate the confidence that this seasoned group of investors has shown in our management team and current business plan. Many of our investors are repeat investors who have had a long-term stake in Canyon. We are pleased that our progress in moving our business plan forward is reflected in the terms of this private placement of equity. A portion of the funds will be used for engineering, feasibility work and initial capital costs for the re-start of operations at our Briggs Mine, in Inyo County, California. Additional funds will be allocated to drilling, permitting and engineering work at our Reward project near Beatty, Nevada and to general corporate purposes. Our goal is to reach 100,000 ounces per annum of gold production within the next two years from Briggs and Reward. We continue to work on advancing our other properties and we are targeting property acquisition opportunities to continue production growth beyond our near term target,” states James Hesketh, President & CEO.
Kuhns Brothers is an investment firm that provides its clients with investment banking, research, portfolio management, and venture capital services. Kuhns Brothers, or its affiliates, are a licensed broker/dealer and a member of the National Association of Securities Dealers, Inc., and a registered investment advisor.
The securities offered in the private placement have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the shares of common stock or warrants in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act or 1933, as amended and Section 21E of the Securities Exchange Act of 1934 as amended. Such forward looking statements include, among others, feasibility studies for the Briggs and Reward projects, mineralized material estimates, drilling capability and the potential reopening or expansion of the Briggs Mine. Factors that could cause actual results to differ materially from these forward-looking statements include, among others: the volatility of gold prices; potential operating risks of mining, development and expansion; the uncertainty of estimates of mineralized material and gold deposits; and environmental and governmental regulations; availability of financing; the outcome of litigation, as well as judicial proceedings and force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to control or predict.

FOR FURTHER INFORMATION, CONTACT:
James Hesketh, President & CEO	or	Valerie Kimball, Investor Relations
(303) 278-8464		(303) 278-8464